Exhibit 99.1

Blackbaud Completes Acquisition of Convio

Combination of Blackbaud and Convio will propel technology innovation for nonprofits

Charleston, S.C. (May 7, 2012) – Blackbaud, Inc. (NASDAQ: BLKB) today announced that it has completed its acquisition of Convio, Inc., a leading provider of on-demand constituent engagement solutions. Under the terms of the merger agreement, Blackbaud paid an aggregate purchase price of approximately $325 million. Blackbaud financed the deal through a combination of cash and borrowings from its credit facility.

“This is an exciting day for the Blackbaud and Convio teams. Together, we can build better solutions for nonprofits, and that’s what drives us,” said Marc Chardon, Blackbaud’s chief executive officer. “Convio’s strengths in online and social marketing, and subscription and cloud-based offerings complement ours, and will accelerate our ability to deliver more to the nonprofit sector.”

“Having worked with both Convio and Blackbaud over the past few years, we are pleased to see this new development,” said Major George Hood, National Community Relations Secretary for The Salvation Army. “Being able to work with one vendor across multiple channels of engagement will be a benefit to The Salvation Army, and we are confident Blackbaud will continue to help us more effectively engage with our donors and supporters.”

Originally announced on January 17, 2012, the acquisition followed the completion of the tender offer Blackbaud made through its wholly owned subsidiary, Caribou Acquisition Corporation, for all the outstanding shares of Convio common stock for $16 per share, net to the seller in cash, without interest and less any applicable withholding taxes. Immediately prior to the merger, Caribou Acquisition Corporation held approximately 90.4% of Convio’s outstanding common stock. As a result, Blackbaud was able to complete a “short-form” merger under Delaware law where all outstanding shares of Convio common stock that were not previously tendered (other than shares held by Caribou Acquisition Corporation or Convio stockholders that properly exercise appraisal rights under Delaware law) were converted into the right to receive the same consideration paid to stockholders in the tender offer. Blackbaud assumed Convio equity awards that were unvested as of closing. Convio’s common stock has ceased trading on the Nasdaq Global Select Market.

Blackbaud plans to support Convio’s current offerings, and the companies’ combined research and development (R&D) teams will work with customers to improve and extend current products and build new offerings. Blackbaud plans to keep Convio’s current office structure, adding key offices in the Bay Area and Austin. Gene Austin, Convio’s former president and CEO, will lead the enterprise customer business unit at Blackbaud, reporting to Marc Chardon. “We are excited to work together to bring nonprofits the technology they need at a faster pace than either of us could have separately,” said Austin.

Easter Seals, an organization focused on providing exceptional services, education, outreach, and advocacy to people living with autism and other disabilities, has worked closely with both Blackbaud and Convio for nearly a decade. “In that time, each company has developed core, and in many cases distinct strengths, in the fundraising and marketing arenas,” said Steve Bergman, Easter Seals’ CIO. “Blackbaud’s acquisition of Convio will hasten the creation of new products that could enhance the effectiveness of nonprofits like Easter Seals.”

About Blackbaud

Serving the nonprofit and education sectors for 30 years, Blackbaud (NASDAQ: BLKB) combines technology and expertise to help organizations achieve their missions. Blackbaud works with more than 27,000 customers in more than 60 countries that support higher education, healthcare, human services, arts and culture, faith, the environment, independent education, animal welfare, and other charitable causes. The company offers a full spectrum of cloud-based and on-premise software solutions, and related services for organizations of all sizes including: fundraising, eMarketing, social media, advocacy, constituent relationship management (CRM), analytics, financial management, and vertical-specific solutions. Using Blackbaud technology, these organizations raise more than $100 billion each year. Recognized as a top company by Forbes, InformationWeek, and Software Magazine and honored by Best Places to Work, Blackbaud is headquartered in Charleston, South Carolina and has employees throughout the US, and in Australia, Canada, Hong Kong, Mexico, the Netherlands, and the United Kingdom.

Investor Contact

Brian Denyeau

ICR

646.277.1251

brian.denyeau@icrinc.com

Media Contact

Melanie Mathos

Blackbaud

843.216.6200 x3307

media@blackbaud.com

Forward-Looking Statements

This Press Release contains “forward-looking statements” relating to the acquisition of Convio by Blackbaud and the companies’ potential combined business. Those forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and actual outcomes and results could differ materially. Among other risks, there can be no guarantee that the expected benefits of the acquisition and combined business will be realized. These forward-looking statements should be evaluated together with the risk factors and uncertainties that affect Blackbaud’s and Convio’s businesses, particularly those identified in their Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission, or SEC. Except as might be required by law, neither company undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.